================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)
                               (AMENDMENT NO. 3)*


                       HIGHWAYMASTER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   431263 10 2
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               (Page 1 of 8 Pages)

================================================================================




NY2:\745144\02\FYYG02!.DOC\36315.0013

------------------------------ --------------------------------------------            --------------------------------------------
CUSIP No.                      431263 10 2                                     13G                           Page 2 of 8 pages
------------------------------ --------------------------------------------            --------------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSON:                           CLIPPER CAPITAL ASSOCIATES, L.P.
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                            13-3706321
------------ ----------------------------------------------------------------------------------------------------- ----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                           (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                               0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                             0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                          0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                        0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

------------ ----------------------------------------------------------------------------------------------------- ----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           PN

------------ --------------------------------------------------- ------------------------------------------------------------------



                                       2

------------------------------ --------------------------------------------            --------------------------------------------
CUSIP No.                      431263 10 2                                     13G                           Page 3 of 8 pages
------------------------------ --------------------------------------------            --------------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSON:                           CLIPPER/MERCHANT PARTNERS, L.P.
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                            13-3737437
------------ ----------------------------------------------------------------------------------------------------- ----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                           (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                               0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                             0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                          0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                        0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

------------ ----------------------------------------------------------------------------------------------------- ----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           PN

------------ --------------------------------------------------- ------------------------------------------------------------------




                                       3

------------------------------ --------------------------------------------            --------------------------------------------
CUSIP No.                      431263 10 2                                     13G                           Page 4 of 8 pages
------------------------------ --------------------------------------------            --------------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSON:                           CLIPPER/MERBAN, L.P.
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                            98-0137328
------------ ----------------------------------------------------------------------------------------------------- ----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                           (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                               0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                             0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                          0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                        0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

------------ ----------------------------------------------------------------------------------------------------- ----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           PN

------------ --------------------------------------------------- ------------------------------------------------------------------







                                       4

------------------------------ --------------------------------------------            --------------------------------------------
CUSIP No.                      431263 10 2                                     13G                           Page 5 of 8 pages
------------------------------ --------------------------------------------            --------------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSON:                           CLIPPER CAPITAL ASSOCIATES, INC.
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                            13-3706407
------------ ----------------------------------------------------------------------------------------------------- ----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                           (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                               0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                             0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                          0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                        0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

------------ ----------------------------------------------------------------------------------------------------- ----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           CO

------------ --------------------------------------------------- ------------------------------------------------------------------


ITEM 1

        (a)          NAME OF ISSUER:

                     HighwayMaster Communications, Inc.

        (b)          Address of Issuer's Principal Executive Offices:

                     16479 Dallas Parkway
                     Suite 710
                     Dallas, Texas  75248

ITEM 2

        (a)          NAME OF PERSON FILING:

                     See Item 1 of the Cover Pages attached hereto.

        (b)          Address of Principal Business Office or, if None,
                     Residence:

                     For all Reporting Persons:

                     650 Madison Avenue
                     New York, New York  10022

         (c)         CITIZENSHIP:

                     See Item 4 of the Cover Pages attached hereto.

         (d)         TITLE OF CLASS OF SECURITIES:

                     Common Stock, par value $0.01 per share

         (e)         CUSIP NUMBER:   431263 10 2


ITEM 3
                     Not applicable.

ITEM 4     OWNERSHIP.

         (a)         Amount Beneficially Owned:

                     See Item 9 of the Cover Pages attached hereto.

        (b)          Percent of Class:

                     See Item 11 of the Cover Pages attached hereto.

      (c)  Number of shares as to which such person has:

             (i)     Sole power to vote or to direct the vote

                     See Item 5 of the Cover Pages attached hereto.

             (ii)    Shared power to vote or to direct the vote

                     See Item 6 of the Cover Pages attached hereto and below.

             (iii)   Sole power to dispose or to direct the disposition of

                     See Item 7 of the Cover Pages attached hereto.

             (iv)    Shared power to dispose or to direct the disposition of

                     See Item 8 of the Cover Pages attached hereto and below.



ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                     Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.  See Item 4.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

ITEM 10    CERTIFICATION.

                     Not applicable.

                                    SIGNATURE



                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2000

                   CLIPPER CAPITAL ASSOCIATES, L.P.
                       By:   Clipper Capital Associates, Inc.,
                                its general partner


                   CLIPPER/MERCHANT PARTNERS, L.P.
                       By:   Clipper Capital Associates, L.P.,
                                its general partner

                       By:  Clipper Capital Associates, Inc. its general partner


                   CLIPPER/MERBAN, L.P.
                       By:   Clipper Capital Associates, L.P.,
                                its general partner

                        By:  Clipper Capital Associates, Inc.,
                               its general partner


                   CLIPPER CAPITAL ASSOCIATES, INC.

                        By: /s/ Eugene P. Lynch
                            --------------------------------------
                            Name: Eugene P. Lynch
                            Title: Treasurer and Secretary